UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 3, 2007

GAINSCO, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	001-09828	75-1617013
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

3333 Lee Parkway, Suite 1200, Dallas, Texas		75219
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (972) 629-4301

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01               Entry into a Material Definitive Agreement.

On May 3, 2007 a subsidiary of GAINSCO, Inc. (the “Company”), MGA Insurance Company, Inc. (“MGA Insurance”) entered into two related agreements with Guidewire Software, Inc., an unaffiliated company located in San Mateo, California (“Guidewire”) that provides software systems to the property and casualty insurance industry. The two agreements relate to the implementation by MGA Insurance of claims management software to replace its existing internal system. Both agreements are between MGA Insurance and Guidewire.

A Software License Agreement (the “License Agreement”) provides for a five year term during which MGA Insurance would pay an annual license fee equal to $318,000, which would entitle it to use the system and receive necessary software maintenance. At the end of the five year initial term, MGA Insurance would have the options of continuing the license for additional terms of one year, with a probable increase in annual license fees, terminating the agreement, or acquiring a perpetual license to continue using the system indefinitely. If it elects to acquire a perpetual license, MGA Insurance would be required to pay a fee of $956,000. It will also be responsible for additional incremental fees if premium growth exceeds a buffer amount set forth in the License Agreement, up to maximum premiums of $800 million, after which no further incremental fees would be payable. After the first five years, optional maintenance of the system would result in additional charges.

A Consulting Services Agreement (the “Consulting Agreement”) provides for adaptation of the software system to meet the requirements of MGA Insurance and provide necessary programming and training. It is anticipated that design and implementation of the system will take place during the remainder of 2007, with full implementation in 2008. The costs associated with the Consulting Agreement are expected to be approximately $1 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAINSCO, INC.

/s/ Glenn W. Anderson
Glenn W. Anderson, President and
Chief Executive Officer

DATED: May 8, 2007